As filed with the Securities and Exchange Commission on May 2, 2024.

Registration No. 333-176187

Registration No. 333-88466

Registration No. 333-46155

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

Form S-8 REGISTRATION STATEMENT No. 333-176187
FORM S-8 REGISTRATION STATEMENT NO. 333-88466
FORM S-8 REGISTRATION STATEMENT NO. 333-46155

UNDER THE SECURITIES ACT OF 1933

Gulf Island Fabrication, Inc.

(Exact name of registrant as specified in its charter)

Louisiana	72-1147390
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2170 Buckthorne Place, Suite 420 The Woodlands, Texas	77380
(Address of Principal Executive Offices)	(Zip Code)

Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan
Gulf Island Fabrication, Inc. 2002 Long-Term Incentive Plan
Gulf Island Fabrication, Inc. Long-Term Incentive Plan

(Full title of the plans)

Richard W. Heo

President and Chief Executive Officer

Gulf Island Fabrication, Inc.

2170 Buckthorne Place, Suite 420

The Woodlands, Texas 77380

(Name and address of agent for service)

(713) 714-6100
(Telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Jones Walker LLP

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170-5100

(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the below listed Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of Gulf Island Fabrication, Inc. (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements.

1.
Registration Statement on Form S-8, File No. 333-176187, filed with the Securities and Exchange Commission (the “Commission”) on August 9, 2011, registering the offer and sale of 500,000 shares of Common Stock, no par value per share (“Common Stock”), and related preference share purchase rights, issuable pursuant to the Gulf Island Fabrication, Inc. 2011 Stock Incentive Plan;
2.
Registration Statement on Form S-8, File No. 333-88466, filed with the Commission on May 16, 2002, registering the offer and sale of 500,000 shares of Common Stock issuable pursuant to the Gulf Island Fabrication, Inc. 2002 Long-Term Incentive Plan; and
3.
Registration Statement on Form S-8, File No. 333-46155, filed with the Commission on February 12, 1998, registering the offer and sale of 1,000,000 shares of Common Stock issuable pursuant to the Gulf Island Fabrication, Inc. Long-Term Incentive Plan.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant has terminated all offerings of its securities under the Prior Registration Statements and is no longer issuing securities pursuant to the above-named plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of The Woodlands, State of Texas, on May 2, 2024.

GULF ISLAND FABRICATION, INC.

By:	/s/ Richard W. Heo
Name: Richard W. Heo
Title: President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.